NEWS RELEASE

July 28, 1997           Contact: David B Amy, Chief Financial Officer
FOR IMMEDIATE RELEASE            Patrick Talamantes, Dir. of Corporate Finance
Baltimore, MD                    Sinclair Broadcast Group, Inc.
                                 (410) 467-5005


UPDATE ON SINCLAIR'S ACQUISITION OF HERITAGE MEDIA TELEVISION AND RADIO STATIONS

     BALTIMORE, July 28 / -- Sinclair Broadcast Group, Inc. (Nasdaq-NNM: SBGI) has previously announced an agreement to purchase the television and radio stations of Heritage Media, which acquisition is subject to regulatory approval of the acquisition of Heritage Media by News Corporation. Heritage and News Corporation issued the following press release today:

     "After the close of trading on July 25, 1997, staff of the San Francisco field office of the Antitrust Division, United States Department of Justice Antitrust Division, informed Heritage Media Corporation and The News Corporation that on July 28, 1997 they would forward the recommendation to supervisors in the Antitrust Division in Washington, D.C., that the Division challenge News Corporation's acquisition of Heritage under Section 7 of the Clayton Antitrust Act.

     "The Antitrust Division staff requested that Heritage and News Corporation extend the period of time during which the Antitrust Division must either challenge the transaction or allow it to close, in order to afford Antitrust Division supervisory staff time to review the field office recommendation and to allow Heritage and News Corporation to present their position as to why the transaction should be allowed to proceed.

     "Heritage Media and News Corporation will grant this extension and vigorously pursue the approval of the acquisition by the Department of Justice."

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